Exhibit 10.1
AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of this   31st       day of August, 2010 between and among Premier Alliance Group, Inc., a Nevada corporation (“Premier” or “Purchaser”), Q5Group, Inc., a California corporation (“Company” or “Seller"), and the individuals listed in Schedule A attached hereto, which includes the directors and officers of the Company (each a “Shareholder” and collectively the “Shareholders”).

R E C I T A L S

WHEREAS, the Shareholders collectively own all of the issued and outstanding capital stock of the Company (the “Shares”); and

WHEREAS, the Shareholders desire to sell to the Purchaser and the Purchaser desires to purchase from the Shareholders the Shares in accordance with and subject to the terms and conditions of this Agreement;

WHEREAS, the respective Boards of Directors of the Purchaser and the Company have determined that a merger of the Company with and into the Purchaser (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger;

WHEREAS, the parties hereto intend and accordingly designate the Merger so that the Merger shall qualify as a reorganization for federal income tax purposes under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

I.   SALE AND PURCHASE OF STOCK

1.1           Agreement to Sell and Purchase Stock.  For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.4 below) each Shareholder shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all liens, charges, claims or encumbrances, and the Purchaser shall purchase and acquire, from each Shareholder, the Shares of such Shareholder set forth in Schedule 1.1.  At the Closing, each Shareholder shall cause to be delivered to Purchaser certificates representing the Shares, together with accompanying signed stock powers or instruments of assignment, duly endorsed in blank for the transfer of the Shares to the Purchaser with all necessary transfer taxes paid or other revenue stamps affixed thereto.

1.2           Purchase Price.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to pay to Shareholders, as the aggregate purchase price for the Shares, consideration worth an aggregate of $1,000,000 (the “Purchase Price”) the components of which are as follows:

(a)           such number of Shares of Premier common stock equal to $800,000 calculated by taking the average closing price of Premier common stock on the OTC Bulletin Board for the five business days immediately preceding the Closing (“OTC Price”), to be issued to the Shareholders in proportion to their respective stock interest in the Company as set forth on Schedule 1.1; and

(b)           payment of $200,000 in cash.

1.3           Payment. The Purchase Price shall be paid as follows:

(a)   at the Closing, (i) such number of shares of Premier common stock equal to $500,000 based on the OTC Price to be delivered within 15 days after closing, and (ii) payment of $125,000 in cash;

(b)  at the thirteenth month after the Closing, if during the prior twelve month period the Q5 Unit of Premier generates a minimum of $4,000,000 in gross revenue, such number of shares of Premier common stock equal to $150,000, based on the OTC Price; and

(c)  at the thirteenth month after the Closing, if during the prior twelve month period the Q5 Unit of Premier generates a minimum of $4,000,000 in gross revenue and meets a minimum Gross Margin of 30%, (i) such number of shares of Premier common stock equal to $150,000 based on the OTC Price, and (ii) payment of $75,000 in cash.

Q5 Unit shall mean the business unit of the Company comprised of the assets purchased from the Company and its operations as of Closing Date inclusive of the San Diego and Orange County operations.

Gross Margin shall mean the gross revenue of the Q5 Unit minus Cost of Goods/Services as currently and historically listed in Premier’s financial statements.  Cost of Goods/Services includes all consultants’ direct costs, including: wages, fees, benefits, taxes, discounts, agency fees, relocation costs, and billable expenses.

1.4           Merger.

(a)  As soon as practicable on or after the Closing, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”), the Company shall merge with and into Premier (the “Effective Time”).  Following the Effective Time, the separate existence of the Company shall cease, and Premier shall continue as the surviving corporation, and shall assume all the rights and obligations of the Company in accordance with the NRS.

1.5           Closing.  The closing of the sale and purchase of the Shares under and in accordance with this Agreement (the “Closing”) shall take place on or before August 31, 2010, or such later date as may be mutually agreed to in writing by the parties hereto (the “Closing Date”).  Each party shall be responsible for its own attorneys’ fees, accountants’ and other advisory fees associated with the Closing.

II.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE SHAREHOLDERS

As an inducement to the Purchaser to enter into this Agreement and to purchase the Shares, the Shareholders and the Company severally represent and warrant to the Purchaser as set forth in this Article II.

2.1           Ownership of Company Shares.  Each Shareholder is the owner of all right, title and interest (legal, record and beneficial) in and to the Shares described in Schedule 1.1 of the disclosure schedules attached to this Agreement (the “Disclosure Schedules”), free and clear of any and all liens, charges, claims, encumbrances or restrictions of any nature whatsoever (except for any restrictions on transfer imposed by any federal securities laws or state blue sky laws).  The delivery to Purchaser of the Shares pursuant to and in accordance with the provisions of this Agreement will transfer to Purchaser good and marketable title in and to all such Shares free and clear of any and all liens, charges, claims encumbrances or restrictions of any kind or nature whatsoever.  Except as specifically contemplated in this Agreement, no person or entity has any interest, agreement, option, right, participation or privilege (whether preemptive or contractual) capable of becoming an agreement or option for the purchase of any of the Shares, or any interest therein, from Shareholder.  Each of the Shares has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act of 1933, as amended, and (ii) all applicable state securities laws.  The Shares represent all of the issued and outstanding shares of capital stock of the Company.  No shares of the Company’s common stock are owned by the Company in treasury.  None of the Shares have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any Shareholder.  Other than the Shares, the Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with Shareholders on any matter.

2.2           Transactions in Capital Stock.  The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

2.3           Organization and Good Standing: Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted.  The Company is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.  Copies of the Articles of Incorporation of the Company, as amended or restated, and the Bylaws of the Company, as amended or restated, and copies of the corporate minutes of the Company, all of which have been or will be made available to the Purchaser for review, are true and complete as in effect on the date of this Agreement and the Closing Date, and in the case of the corporate minutes, accurately reflect all material proceedings of the Shareholders and directors of the Company (and all committees thereof).  The stock record books of the Company, which have been or will be made available to the Purchaser for review, contain true, complete and accurate records of the stock ownership of record of the company and the transfer record for all of its capital stock.

2.4           Authorization and Validity.  The Company and each Shareholder have all requisite power and authority to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the transactions contemplated herein are within the Company’s respective corporate powers and have been duly authorized by all necessary action on the part of the Company’s Board of Directors.  This Agreement has been duly executed by the Company and each Shareholder, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company or a Shareholder is a party constitute, or upon execution will constitute, valid and binding agreements of such parties, enforceable against such parties in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, or by general equity principles, or by public policy.

2.5           Absence of Conflicting Agreements or Required Consents.  The execution, delivery and performance of this Agreement by the Company and each Shareholder and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory body or authority or any other third party; (ii) will not conflict with any provision of the Company’s Articles of Incorporation, as amended or restated, or Bylaws, as amended or restated; (iii) will not conflict with result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which the Company or a Shareholder is a party or by which the Company or a Shareholder or any of their properties are subject or bound; (iv) will not conflict with, constitute grounds for termination of, result in a beach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which the Company or a Shareholder is a party or by which the Company or a Shareholder or any of their properties are bound; and (v) will not create any encumbrance or restriction upon any of the assets or properties of the Company or a Shareholder.  Limitations regarding Michael Rose per his separation agreement with RoseRyan have been disclosed and are attached as Schedule 2.5.

2.6           Absence of Changes.  Except as permitted or contemplated by this Agreement, the Company has conducted its business only in the ordinary course and has not:

(a)           suffered any changes in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations (whether or not covered by insurance) that individually or in the aggregate has had or could reasonably be expected to have a material adverse effect on the Company’s business, prospects or results of operations (“Material Adverse Effect”) and has maintained a minimum Net Working Capital of $250,000;

(b)           paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and payment of the Note issued by Mike Rose for $45,000;

(c)           written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

(d)           except in the ordinary course of business and consistent with past practice, canceled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

(e)           entered into any commitment or transaction not in the ordinary course of business that is material to the Company, taken as a whole, or made any capital expenditure or commitment in excess of $5,000;

(f)           made any material changes in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

(g)           except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of  $2,000 individually or $5,000 in the aggregate;

(h)           mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any claim or encumbrance, except for liens for current personal property taxes not yet due and payable for mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted and  all other encumbrances granted in similar transactions;

(i)           sold, redeemed, acquired or otherwise transferred any equity or other interest in itself;

(j)           increased any salaries, wages or any employee benefits for any employee of the Company, except in the ordinary course of business and consistent with past practice;

(k)           hired, committed to hire or terminated any employee except in the ordinary course of business;

(l)           declared, set aside or made any payments, dividends or other distributions to any Shareholder, employee, independent contractor or any other holder of capital stock of the Company other than in accordance with customary and past practices pursuant to existing agreements; or

(m)           agreed, whether in writing or otherwise, to take any action described in  this Section.

2.7           Litigation and Claims.  There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of the Company or any Shareholder, threatened against, or affecting the Company, any Shareholder, any Company employee or any other individual affiliated with the Company affecting or that would reasonably be likely to affect the Company, the value of the Shares of the operations, business condition, (financial or otherwise), results of operations or prospects of the Company.

2.8           Licenses and Authorizations.  The Company and each of its employees or independent contractors is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its/his/her business.  A true, correct and complete list of such licenses, permits and other authorizations (if any), is set forth on Schedule 2.8, true, complete and correct copies of which have been provided to the Purchaser.  No violation, default, order or deficiency exists with respect to any of the items listed on Schedule 2.8.

2.9           Proprietary Rights and Information.

(a)           The Company has no (i) trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by the Company, (ii) patents and applications therefor and inventions and discoveries that may be patentable currently owned, in whole or in part, or used by the Company, (iii) licenses, royalties, and assignments thereof to which the Company is a party (iv) copyrights (for published and unpublished works) currently owned in whole or part, or used by the Company and (v) other similar agreements relating to the foregoing to which the Company is a party (including expiration date if applicable) (collectively, the “Proprietary Rights”).

(b)           The Company has no agreements relating to technology, trade secrets, know-how or processes that the Company is licensed or authorized to use by others (other than technology, know-how or processes that are generally available) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to the Purchaser.  There are no outstanding and, to the Company’s knowledge or knowledge of any Shareholder, any threatened disputes or disagreements with respect to any such agreement.

(c)           The Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other person; (ii) no consent of any person will be required for the use thereof by the Purchaser upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable; (iii) to the knowledge of the Company or the Shareholder, no claim has been asserted by any person to the ownership of or for infringement by the Company of any Proprietary Right of any other person and neither the Company nor any Shareholder is aware of any valid basis for any such claim; (iv) to the knowledge of the Company or the Shareholder, no proceedings have been threatened which  challenge the Proprietary Rights of the Company; and (v) the Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of  its business.

2.10           Agreements in Full Force and Effect.  All contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in the Disclosure Schedules are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, or by general equity principles, or by public policy.  There is no pending or, to the knowledge of the Company of any Shareholder, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or any other party thereto.

2.11           Financial Statements.  Each of the consolidated audited financial statements of the Company for the fiscal year ended December 31, 2009 and reviewed unaudited fiscal quarters ending March 31, 2010 and June 30, 2010, have been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to the Company).  The Company has not, since June 30, 2010, made any material change in the accounting practices or policies applied in the preparation of the above financial statements.

2.12           Purchase for Investment.  Each Shareholder acknowledges that such Shareholder is acquiring the Purchaser Shares for such Shareholder’s own account and not with a view to, or present intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “1933 Act”) or any state securities laws, and the Purchaser Shares will not be disposed of in contravention of the 1933 Act or state securities laws.

2.13           Purchaser’s Stock Not Registered.  Each Shareholder acknowledges that the Purchaser Shares being acquired hereunder have not been registered under the 1933 Act or any state securities laws and, therefore, cannot be sold, and must be held indefinitely, unless subsequently registered under the 1933 Act and state securities laws or unless an exemption from such registration is available, including without limitation an exemption pursuant to Rule 144 under the 1933 Act.  Certificates for the Purchaser Shares shall bear the following legends:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  THE SHARES REPRESENTED HEREBY CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND WILL NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH ACT AND LAWS.

2.14           Economic Risk.  Each Shareholder acknowledges that such Shareholder’s investment in the Purchase Shares involves a high degree of risk and represents that such

Shareholder is able to bear the economic risk of such investment in the Purchaser Shares for an indefinite period of time.

2.15           Access to Information.  Each Shareholder acknowledge that such Shareholder has made such investigations and inquiries as such Shareholder has deemed necessary for the purpose of informing himself or itself about the Purchaser and its business prior to entering into this Agreement.

2.16           No Undisclosed Liabilities.  To the best of its knowledge, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, except for liabilities or obligations reflected or reserved against in the Company’s current balance sheet.

III.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to the Company and the Shareholders to enter into this Agreement and to sell the Shares, the Purchaser hereby represents and warrants as follows:

3.1           Organization and Good Standing: Qualification.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted.  The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect, as defined in Section 2.6, on the Purchaser.  Copies of the Purchaser’s Certificate of Incorporation and Bylaws, as amended or restated, and copies of the Purchaser’s corporate minutes regarding this Agreement and the transactions contemplated hereby, all of which have been or will be made available to the Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of the Purchaser (and all committees thereof) regarding this Agreement and the transactions contemplated hereby.

3.2           Authorization and Validity.  The Purchaser has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Purchaser of this Agreement and the agreements provided for herein, and the consummation by the Purchaser of the transactions contemplated hereby are within the Purchaser’s corporate powers and have been duly authorized by all necessary action on the part of the Purchaser’s Board of Directors.

                   IV.     CONDITIONS TO OBLIGATIONS OF THE COMPANY
AND THE SHAREHOLDERS

The Obligations of Shareholders to sell the Shares and of the Company to transfer the Shares on its books and records pursuant to this Agreement are subject to the satisfaction, at or prior to Closing, of each of the following conditions, any one or more of which may be waived at the sole option of any Shareholder or the Company with regard to their respective obligations to close pursuant to this Agreement:

4.1           Representations and Warranties.  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects when initially made and as of the Closing Date.

4.2           Covenants.  The Purchaser shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Purchaser prior to the Closing Date.

4.3           Proceedings.  No action, proceeding or order by any court or other governmental agency or body shall have been instituted, threatened whether orally or in writing, or entered concerning the Purchaser or its business or restraining any of the transactions contemplated by this agreement.

4.4           Government Approvals and Required Consents.  All necessary consents of and filings with any governmental authority or agency or other person required to be made or obtained by the Purchaser relating to the consummation of the transactions contemplated in this Agreement shall have been obtained or made and no action or proceeding shall have been instituted or threatened which could materially affect, restrain or prohibit any of the transactions contemplated by this Agreement.

4.5           Closing Deliveries.  Shareholders and the Company shall have received all schedules, documents, certificates, instruments, assignments and agreements referred to in Section 7.2 hereof, duly executed and delivered in form reasonably satisfactory to Shareholders and the Company.

4.6           Other Documents.  Shareholders and the Company shall have received all such other certificates, instruments or documents that are reasonably requested by the Shareholders, the Company or their counsel in order to consummate the transactions contemplated herein.

V.     CONDITIONS TO OBLIGATIONS OF THE PURCHASER

The obligation of the Purchaser to acquire the Shares pursuant to this Agreement is subject to the satisfaction, at or prior to Closing, of each of the following conditions, any one or more of which may be waived at the sole options of the Purchaser:

5.1           Representations and Warranties.  The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects when initially made and as of the Closing Date.

5.2           Covenants.  The Company and Shareholders shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by the Company or the Shareholders, respectively, prior to the Closing date.

5.3           Proceedings.  No action, proceeding or order by any court or other governmental agency or body shall have been instituted, threatened whether orally or in writing, or entered concerning the Company or its business or restraining any of the transactions contemplated in this Agreement.

5.4           No Material Adverse Effect.  No material adverse change in the results of operations, assets, properties, financial condition, business or prospects of the Company shall have occurred, and the Company shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance and whether or not such change shall have been caused by the deliberate act or omission of the Company or any Shareholder, since June 30, 2010, which change, loss or damage materially affects or impairs the ability of the company to conduct its business.

5.5           Government Approvals and Required Consents.  All necessary consents of any filings with any governmental authority or agency or other person required to be made or obtained by the Company or any Shareholder relating to the consummation of the transactions contemplated in this Agreement shall have been obtained and made and no action or proceeding shall have been instituted or threatened which could materially affect, restrain or prohibit any of the transactions contemplated in this Agreement.

5.6           Closing Deliveries.  The Purchaser shall have received all schedules, documents, certificates, instruments, assignments and agreements referred to in Section 7.1 hereof, duly executed and delivered in form reasonably satisfactory to the Purchaser.

5.7           Other Documents.  The Purchaser shall have received all such other certificates, instruments or documents that are reasonably required by the Purchaser or its counsel in order to consummate the transactions contemplated in this Agreement.

VI.   ADDITIONAL AGREEMENTS

6.1Additional Agreements.  The obligations of the parties are conditioned, in addition to the delivery of the consideration described in Section 1 hereof and compliance with the requirements of Section 7 hereof, upon consummation of the following additional agreements and commitments.

6.2Change to Accrual accounting from Cash method for income tax filings: Premier will prepare amended 2009 federal and California Income tax returns for Q5 indicating a change in accounting method to Accrual. Q5 will file the 2009 amended returns prior to the merger with Premier. Premier will also file a final 2010 tax return for Q5 and account for all available net operating loss.  Premier will incur the tax liabilities associated with the amended 2009 returns for change in accounting method and will be entitled to the refunds for the net operating loss carryback.  Q5 will sign, execute, and issue any required documentation to enable the amended and final tax filings.

6.3At or Prior to Closing.

(a) Executed Employment Agreements between Premier and each of Michael Rose, Michael Ford and Wade Lindenberger.

(b) Payment by Premier of confidentiality and sign-on bonuses as follows: (i) $50,000 in cash to Michael Rose, (ii) $35,000 in cash and within 15 days of closing, such number of Premier stock options whereby the underlying shares of Premier common stock equals $156,250 based on the OTC Price to Michael Ford, (iii) $15,000 in cash and within 15 days of closing, such number of Premier stock options whereby the underlying shares of Premier common stock equals $74,520 based on the OTC Price to Wade Lindenberger, (iv) within 15 days of closing, such number of Premier stock options whereby the underlying shares of Premier common stock equal to $9,615 based on the OTC Price to Randy Barnes, and (v) such number of Premier stock options whereby the underlying shares of Premier common stock equals $9,615 based on the OTC Price to Mark Delane.

6.4The Shareholders agree to release the Company from any and all outstanding debts and liabilities held by the Shareholders, including any accrued and unpaid salaries.

6.5           After Closing.

(a)  Stock Option Awards.   If the following conditions are met, Premier shall grant incentive stock options pursuant to the Premier 2008 Stock Incentive Plan to employees determined by Michael Rose and Michael Ford, jointly, as follows:

(i)  if Gross Margin equals or exceeds 30% and gross revenue reaches $5,000,000 in any fiscal year, then Premier shall grant an aggregate of 150,000 stock options.

(ii)  if Gross Margin equals or exceeds 30% and gross revenue reaches $8,000,000 in any fiscal year, then Premier shall grant an aggregate of 200,000 stock options.

The grant of these stock options will occur only once and the granting of these stock options pursuant to the conditions set forth above will satisfy Premier’s obligations under this Section 6.4(a).

(b)  Bonus Plan.   Premier will provide a commission plan for Premier’s Q5 Unit that will create a commission pool to be managed by Michael Rose and Michael Ford.  The Plan will provide for a tiered approach based on net income of the Q5 Unit of Premier and will be based on a fiscal calendar year that will reset each year.

Net income shall be calculated by subtracting the following items from the Q5 Unit’s gross income or revenue, on an accrual basis, :

•
All direct costs of personnel of the Q5 Unit including: wages, fees, commission, benefits, taxes, agency fees, relocation costs, and billable expenses, including ordinary and necessary business expenses of personnel and an allocation of 50% Mike Rose’s base salary;

•
All other direct expenses specific to the operation of the San Diego and Orange County Offices, including: Marketing specific to Q5 Unit, travel and entertainment; rent and facility costs, third party IT support, dues, subscriptions, memberships, direct general office expenses and depreciation.

Net income will not include: Mike Rose, Mike Ford, Wade Lindenberger and Randy Barnes sign on bonuses, confidentiality payments, stock option cost, or the allocation of Premier overhead, taxes, stock option expense, depreciation or other corporate level expenses.

The plan will work as follows:

(i)  Net income under $200,000 annually is not eligible for commission.  This base line is deducted from all subsequent tiers before determining the commission allocation to the pool.

(ii)  Net income between $200,001 and $400,000 qualifies for a 20% allocation to the pool after the initial $200,000 is subtracted.  Maximum pool contribution is $40,000 annually.

(iii) Net income between $400,001 and $1,200,000 qualifies for a 25% allocation to the pool after the initial $200,000 is subtracted.  Maximum pool contribution is $250,000 annually.

(iv) Net income between $1,200,001 and $2,200,000 qualifies for a 30% allocation to the pool after the initial $200,000 is subtracted.  Maximum pool contribution is $600,000 annually.

(c)  Commission Plan.  Should Michael Ford, Wade Lindenberger, or Michael Rose introduce a company or practice to Premier that is acquired by Premier, then Premier shall pay them an aggregate of 25% of the fee that would be paid to the broker acting on behalf of Premier.  If no broker is used by Premier, then Premier shall pay a fee totaling 2% of the transaction purchase price.

VII.     CLOSING DELIVERIES BY THE PARTIES

7.1           Shareholder and Company Deliveries.  At or prior to the Closing Date, the Shareholders and the Company shall deliver to the Purchaser the following, all of which shall be in a form reasonably satisfactory to the Purchaser:

(a)           a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated in this Agreement to which the Company is a party, and all related documents and agreements, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

(b)           Articles of Incorporation of the Company certified by the Secretary of State of California;

(c)           Bylaws of the Company certified by the Secretary of the Company;

(d)           stock certificates representing the Shares, together with accompanying signed stock powers or instruments of assignment, duly endorsed in blank for the transfer of the Shares to the Purchaser with all necessary transfer taxes paid or other revenue stamps affixed thereto, which certificates shall then be canceled and a new stock certificate for the total number of the Shares shall be issued in the name of the Purchaser.

(e)           all authorizations, consent, approvals, permits and licenses referenced in Section 5.5 of this Agreement;

(f)           such other instruments as shall be necessary or appropriate, as the Purchaser or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement and the transactions contemplated by this Agreement.

7.2           Purchaser Deliveries.  At or prior to the Closing Date, the Purchaser shall deliver to the Shareholders and the Company the following, all of which shall be in a form reasonably satisfactory to the Shareholders and the Company:

(a)           a copy of resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement to which the Purchaser is a party, and all related documents and agreements, each certified by the Secretary of the Purchaser as being true and correct copies of the originals thereof subject to no modifications or amendments;

(b)           the Purchaser Shares duly authorized and issued in the amounts to the respective Shareholders and Creditors as set forth in Schedule 1.1 within 15 days of closing; and

(c)           such other instruments as shall be necessary or appropriate, as the Shareholders, the Company or their counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement and the transactions contemplated in this Agreement.

(d)           all employment contracts and agreements provided for in this Agreement.

VIII.     POST-CLOSING AND CERTAIN OTHER MATTERS

8.1           Further Instruments of Transfer.  Following the Closing, at the request of the Purchaser, each Shareholder and the Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.  Following the closing, at the request of the Shareholders, the Purchaser shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

IX.     INDEMNIFICATION

9.1           By Seller.  Seller agrees to indemnify, defend, release and hold Purchaser, its affiliates, subsidiaries or related companies, and their officers, directors, employees, representatives and agents, harmless from and against any and all damages, losses (including loss of goodwill and damage to reputation), penalties, interest obligations, tax liabilities and other liabilities, claims, judgments, causes of action, deficiencies, costs and expenses (including reasonable attorneys' fees and other costs) (collectively, "Claims"), asserted against or incurred or required to be paid by Purchaser or any other indemnified person on account of or incident or pursuant to: (a) breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or in any Contract or document delivered pursuant to or in connection with this Agreement; (b) the operation of Seller's business or the ownership, maintenance, use or operation of Seller's assets prior to the Closing; (c) the failure of Seller to comply with applicable bulk transfer laws, to the extent such failure causes Purchaser to be liable for liabilities of Seller other than the liabilities which Purchaser specifically assumes pursuant to this Agreement; and (d) any and all lawsuits against Seller or involving any of the assets of Seller which are based on a cause of action arising before the Closing Date.

9.2           By Purchaser.  Purchaser agrees to indemnify, defend, release and hold Seller and Seller's officers, directors, employees, representatives and agents harmless from and against any and all Claims asserted against, incurred or required to be paid by Seller or any other indemnified person on account of or incident or pursuant to: (a) breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement or in any contract or document delivered pursuant to or in connection with this Agreement; (b) the business or operations of Purchaser before, at or after the date of this Agreement; and (c) the ownership, maintenance, use or operation of Seller’s Assets after the Closing.

9.3           Indemnification Procedure.

(a)  Notice. With respect to any matter for which indemnification is claimed pursuant to Section 9.1, the indemnified person(s) will notify Seller in writing promptly after becoming aware of such matter. With respect to any matter for which indemnification is claimed pursuant to Section 9.2, the indemnified person(s) will notify Purchaser in writing promptly after becoming aware of such matter.  A failure or delay to promptly notify an indemnifying person of a Claim will only relieve such person of its obligation pursuant to this Section 11 to the extent, if at all, that such person is prejudiced by reason of such failure or delay.

(b)  Defense of Claim.  Promptly after receipt of any notice pursuant to Section 9.3(a), the indemnifying person(s) shall defend, contest, settle, compromise or otherwise protect the indemnified person(s) against any such Claim at its (their) own cost and expense.  Each indemnified person will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying person will be entitled to control the defense unless the indemnified person has relieved the indemnifying person in writing from liability with respect to the particular matter.  The indemnified person shall reasonably cooperate with the indemnifying person's requests, and at the indemnifying person's expense (including, but not limited to, indemnifying person's paying or reimbursing the indemnified person's reasonable attorneys' fees and investigation expenses), concerning the defense of the Claim.  The indemnifying party shall include the indemnified party in any settlement discussions.

(c)  Failure to Defend.  If the indemnifying person does not timely defend, contest or otherwise protect against a Claim after receipt of the required notice, the indemnified person will have the right, but not the obligation, to defend, contest or otherwise protect against the same, make any compromise or settlement thereof, and recover the entire cost thereof from the indemnifying person, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation and Claim.

9.4           Costs, Expenses and Legal Fees.  Each party hereto shall bear its own costs and expenses (including attorneys’ fees) in connection with the transactions contemplated in this Agreement, except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that another party breached any of the terms of this Agreement.

X.     NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE

10.1           Non-Solicitation Covenant.  Each Shareholder covenants and agrees that for a period of two (2) years commencing on the closing Date, such Shareholder will not, (i) directly or indirectly, induce or attempt to induce any employee of the Company or the Purchaser to discontinue employment with the Company or the Purchaser and will not, (ii) directly or indirectly, solicit or entice any of the Company’s or the Purchaser’s customers or suppliers to do business with any person or business entity in competition with the Company or the Purchaser.

10.2           Non-Disclosure Covenant.  The Company and each Shareholder recognize and acknowledge that each has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Purchaser that is valuable, special and a unique asset of such entity’s business.  The Purchaser acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of the Company and each Shareholder that is valuable, special and a unique asset of each such business.  The Company, each Shareholder, and the Purchaser severally agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of the Purchaser, each Shareholder and the Company; and (b) to counsel and other advisers to the Purchaser, each

Shareholder and the Company provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 10.2, unless (i) such information becomes available to or known by the public generally through no fault of the Company, any Shareholder or the Purchaser, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, any Shareholder or the Purchaser, as the case may be, shall, if possible, give prior written notice thereof to the Company, the Shareholder or the Purchaser, as the case may be, and provide such party with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the purchase and sale of the Shares or otherwise.

10.3           Survival.  The obligations of the parties under Section 10.2 shall survive the termination of this Agreement.

XI.     MISCELLANEOUS

11.1           Amendment; Waivers.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.  Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto.  The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

11.2           Termination Prior to Closing.  This Agreement and the transactions contemplated hereby may be terminated (i) at any time prior to the Closing by mutual agreement of all parties; (ii) by any party hereto if the Closing of this Agreement shall not have occurred on or before the Closing Date, unless such date is mutually extended by the written Agreement of all parties; (iii) by the Purchaser in the event of any material breach of the representations, warranties or covenants of the Company or any shareholder; (iv) by the Company or any Shareholder in the event of any breach of the representations, warranties or covenants of the Purchaser; or (v) by the Purchaser or the Company or any Shareholder in the event of the other party’s failure to provide the deliveries set forth in Section 7.

11.3           Assignment.  Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except an assignment by the Purchaser to a wholly owned subsidiary of the Purchaser; provided that any such assignment shall not relieve the Purchaser of its obligations hereunder.  Notwithstanding the foregoing provision or any other provision in this Agreement, the Purchaser’s right to assign, transfer, convey, hypothecate or otherwise dispose of the Shares immediately after the closing and at any time thereafter shall be unrestricted other than as required by federal and state securities laws for compliance therewith.

11.4           Parties in Interest; No Third Party Beneficiaries.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of any be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.  Except as otherwise expressly provided herein, neither this Agreement nor the transactions contemplated hereby shall be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

11.5           Entire Agreement.  This Agreement and transactions contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them with respect tot the subject matter hereof including, without limitation, the Original Agreement.

11.6           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.7           Survival of Representations. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, each Shareholder or the Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by the Company, each Shareholder or the Purchaser, respectively as valid and correct as of the date of closing.  Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing until the third (3rd) anniversary of the Closing Date except that the representations and warranties with respect to tax matters shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date.

11.8           Governing Law.  This agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws (but not the rules governing conflicts of laws) of the state of North Carolina.

11.9           Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

11.10           Gender and Number.  When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include singular  and plural.

11.11           Confidentiality; Publicity and Disclosures.  Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that the Purchaser has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by the Purchaser in connection with the conduct of any public offering of its securities or an examination of the operations and assets of the Company in connection with some or with future acquisitions by the Company; provided that the Purchaser shall reasonably promptly provide notice of any release.  In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section 11.11 shall be construed to prohibit the parties hereto from operating business in competition with each other.

11.12           Notice.  Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram or courier service, when delivered to the party to whom notice is sent, (ii) if delivered by facsimile transmission, when so sent and receipt acknowledged by receipt or (iii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to the Purchaser:                                           Premier Alliance Group, Inc.
45212 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Fax No. (704) 521-8078_
Attn: Mark S. Elliott

with a copy to:                                                      Law Offices of Michael H. Freedman, PLLC
394 White Birch Lane
Jericho, New York 11753
Fax No. (877) 315-1908
Attn: Michael H. Freedman, Esq.

If to the Company
or any Shareholder:                                           Q5Group, Inc.
10509 Vista Sorrento Parkway
Suite 102
San Diego, California 92121
Fax No. (___) ___-____
Attn:  _______________

with a copy to:

11.13           No Waiver.  No party hereto shall by any act (except by written instrument pursuant to Section 11.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesce in any default in or breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any arty, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

11.14           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

SIGNATURES BEGIN ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first written above.

Purchaser:

PREMIER ALLIANCE GROUP, INC.

By: _/s/ Mark S Elliott_______________
Mark S. Elliott, President

The Company:

Q5GROUP, INC.

By:__/s/ Mike Rose________________
Mike Rose, President & CEO

Majority Shareholder:

/s/ Mike Rose